STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of March, 2005 (the “Effective Date”), by and among Navarre Corporation, a Minnesota corporation (“Purchaser”) and Michael A. Bell (“Seller”).

W I T N E S S E T H:

     WHEREAS, Seller is the owner of 20,000 shares of the issued and outstanding common stock of Encore Software, Inc., a Minnesota corporation (the “Company”), which shares currently represent 20% of the outstanding common stock of the Company (the “Shares”);

     WHEREAS, Purchaser has proposed to purchase the Shares on the terms and conditions contained herein; and

     WHEREAS, Purchaser and Seller desire to consummate the purchase and sale of the Shares on the terms set forth below.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      Termination of Buy and Sell Agreement.   Buyer hereby acknowledges and agrees that the Stock Buy and Sell Agreement entered into effective as of August 2002 by and between Buyer and Encore Software, Inc f/k/a Encore Acquisition Corporation (the “Buy and Sell Agreement”) is terminated and of no further force or effect, and that this Agreement is being entered into in lieu of giving any effect to the provisions of the Buy and Sell Agreement in connection with Seller’s sale of the Shares.

2.      Purchase and Sale of Stock.   Effective as of the Effective Date (as defined below), Purchaser shall purchase and acquire from Seller and Seller shall sell, transfer, assign and deliver to Purchaser, the Shares on the terms and conditions set forth herein.

3.      Purchase Price.   The purchase price of the Shares (the “Purchase Price”) shall be the sum of:

(a) One Million and No/100 Dollars ($1,000,000.00) in cash (the “Cash Consideration”); and

(b) Up to six hundred thousand (600,000) shares of unregistered common stock of Purchaser (the “Stock Consideration”).

4.      Manner of Payment.   The Purchase Price shall be payable to Seller as follows:

(a) The Cash Consideration shall be paid by Purchaser to Seller on April 15, 2005, by wire transfer to an account designated by Seller;

(b) 300,000 shares of the Stock Consideration (the “Closing Stock Consideration”) shall be issued to Seller on the Effective Date; and

(c) Up to 300,000 shares of the Stock Consideration (the “Contingent Stock Consideration”) shall be issued to Seller upon achievement of the milestones set forth in Section 4 of this Agreement.

5.      Payment of Contingent Stock Consideration.   Seller’s receipt of the Contingent Stock Consideration is contingent on the Company achieving certain targets for Operating Income (as such term is defined below) (each, an “Operating Income Target”).

(a) Seller shall receive 150,000 shares of the Contingent Stock Consideration if the Company’s Operating Income for the fiscal year ended March 31, 2006 is greater than $9,000,000 (the “2006 Target”); and

(b) Seller shall receive 150,000 shares of the Contingent Stock Consideration if the Company’s Operating Income for the fiscal year ended March 31, 2007 is greater than $4,000,000 (the “2007 Target”).

(c) Notwithstanding the foregoing, if the 2006 Target is not achieved, but the Company’s cumulative Operating Income for the fiscal years ended March 31, 2006 and 2007 is greater than $13,000,000, Seller shall receive the full amount of the Contingent Stock Consideration.

“Operating Income” shall mean the EBIT of the Company, calculated consistently with the current business practices of the Company and Purchaser, including expenses allocated to the Company by Purchaser that are determined in a manner consistent with existing practices, but without reduction for any expenses otherwise allocated to the Company by Purchaser in connection with any extraordinary costs or one-time charges not arising out of the business of the Company, determined on a standalone basis by Purchaser’s accountants (the “Accountants”).

The calculations for determining any Contingent Stock Consideration which may be due shall be completed only after Purchaser’s accountants have reported to Purchaser’s Board of Directors for the relevant fiscal year. In connection with the calculation for determining whether any Contingent Stock Consideration is due to Seller, Purchaser shall provide such back-up information and calculations as Seller may reasonable request and Seller shall have an opportunity to meet with the Accountants in order to discuss such calculations, provided, however, that the Accountants determination of Company’s EBIT for any fiscal year shall be binding on Purchaser and Seller. If Purchaser determines that Seller is entitled to receive Contingent Stock Consideration, which determination shall be made no later than the date on which the Accountants have reported the EBIT of Company to Purchaser’s Board of Directors for the relevant fiscal year of Company, Purchaser shall have fifteen (15) days to issue the required number of shares of Contingent Stock Consideration to Seller; provided, further that in no event shall Purchaser issue Contingent Stock Consideration to Seller any later than one hundred and twenty (120) days after the end of relevant fiscal year.

6.      Changes in Capital Structure of Purchaser.   If, from time to time during the term of this Agreement there is a change in the outstanding shares of Purchaser’s common stock by reason of a recapitalization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, Purchaser agrees that the Stock Consideration provided hereunder, but that has not yet been issued to Seller, shall be proportionately adjusted, in an equitable manner. Purchaser acknowledges and agrees that, except as to the restrictions set forth in Section 7 of this Agreement, Seller’s rights in and to the Stock Consideration that has been issued to him shall be the same as the rights of any other holder of common stock of Purchaser.

7.      Restricted Nature of Stock Consideration.

(a) During the period beginning on the date of receipt of the Stock Consideration and ending on the third anniversary of such receipt, Seller shall not sell, assign, exchange, transfer, distribute or otherwise dispose of (in each case, “transfer”) any shares of Stock Consideration received by Seller hereunder except as otherwise permitted by Purchaser or pursuant to the Registration Rights Agreement (as defined in Section 9(b) hereof). Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, Seller may transfer, in the aggregate, up to 100,000 shares of Stock Consideration. During the period beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date, Seller may transfer, in the aggregate, up to 100,000 shares of Stock Consideration. During the period beginning on the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date, Seller may transfer, in the aggregate, up to 100,000 shares of Stock Consideration.

(b) Seller will execute an investment letter in such form reasonably required by Purchaser upon his receipt of Stock Consideration. Following the restriction periods described in this Section 5, Seller may transfer his shares of Stock Consideration so long as such transfer is in accordance with any applicable federal or state securities or “blue sky” laws, rules or regulations (collectively, “Securities Laws”) and/or the Registration Rights Agreement. The certificates evidencing the Stock Consideration delivered to Seller pursuant to this Agreement shall bear a legend substantially in the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGED, TRANSFERRED, DISTRIBUTED, CHANGED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGE, TRANSFER, DISTRIBUTION, OR OTHER DISPOSITION OTHER THAN IN ACCORDANCE WITH SECTION 5 OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED AS OF MARCH 14, 2005 BY AND BETWEEN NAVARRE CORPORATION AND MICHAEL A. BELL.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (COLLECTIVELY, THE “SECURITIES LAWS”) AND MAY NOT BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, EXCEPT IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF ANY APPLICABLE SECURITIES LAWS PROVIDED THAT NAVARRE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THEM CONFIRMING THAT THE REQUIREMENTS OF SUCH EXEMPTION HAVE BEEN SATISFIED.

(c) Seller shall not transfer any shares of the Stock Consideration at any time if such transfer would constitute a violation of any Securities Laws, or a breach of the conditions to any exemption from registration of the Stock Consideration under any such Securities Law on which Seller is relying at the time of his sale, or a breach of any undertaking or agreement of Seller entered into with Stock Consideration pursuant to such Securities Laws or in connection with obtaining an exemption thereunder.

(d) For the purposes of this Agreement (and the restrictions set forth in this Section 7), the term “Stock Consideration shall mean and include (i) the shares of common stock Purchaser issued, granted, conveyed and delivered to Seller pursuant to Section 3 and (ii) any and all additional share of capital stock of Purchaser issued or delivered by Purchaser with respect to shares of Stock Consideration described in subsection (i) above, including, without limitation, any shares issued or delivered to Seller pursuant to Section 6.

8.      Delivery of Stock Certificate.   The transfer and sale of the Shares contemplated by this Agreement shall be effectuated by Seller delivering to Purchaser the certificate(s) representing the Shares purchased by Purchaser, which certificate(s) shall be duly endorsed in blank or accompanied by appropriate stock transfer powers duly executed in blank, together with any other documents necessary to transfer the Shares to Purchaser.

9.      Representations and Warranties of Seller.   As a material inducement to Purchaser to enter into this Agreement and with the understanding that Purchaser will be relying thereon, Seller represents and warrants that:

(a) Good Title. Seller has good title to, the right to possession of and the right to sell the Shares free and clear of any pledges, liens, charges, encumbrances, proxies, options, rights to purchase or other restrictions or potentially adverse claims of any kind or nature (collectively, “Adverse Claims”), and, Concurrent with the execution of this Agreement, Seller will transfer the Shares to Purchaser free and clear of any Adverse Claims. In connection therewith, Seller hereby covenants to defend transfer of the Shares to Purchaser against any and all persons who claim title to or interest in the Shares.

(b) Authority. Seller has the full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed by Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(c) No Claims. As of the date of this Agreement, Seller has no claims against Purchaser, and no cause of action or other demands related to or arising out of any action or omission prior to the date of this Agreement shall be pursued by Seller against Purchaser.

(d) No Pending Lawsuits. As of the date of this Agreement, there are no lawsuits, investigations, claims or proceedings pending or threatened against Seller which have had or may have any effect on Seller’s rights and title to the Shares or the ability of Seller to transfer the Shares in the manner contemplated by this Agreement.

Seller does hereby agree to, and shall immediately upon demand, indemnify and hold harmless the Purchaser from, against and in respect of any and all losses, damages, liabilities, penalties, interest, costs, expenses or other deficiencies, including, without limitation, attorneys’ fees and costs, suffered or incurred by Purchaser by reason of, or arising out of any misrepresentation, breach of representation or warranty or non-fulfillment of any agreement, covenant or representation on the part of Seller under this Agreement. The right to indemnification, payment of damages or other remedy based on the foregoing will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) after the execution and delivery of this Agreement or the Effective Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or obligation of Seller.

10.      Representations and Warranties of Purchaser.   As a material inducement to Seller to enter into this Agreement and with the understanding that Seller will be relying thereon, Purchaser represents and warrants that:

(a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

(b) Authority. Purchaser has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser according to its terms. The execution of this Agreement by Purchaser has been duly authorized by the Board of Directors of Purchaser.

(c) No Violation. Neither the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will:

i.	Violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser;

ii.	Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound except as has been duly and validly waived, consented to, or approved of by the other parties to such agreement or instrument; or

iii.	Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Purchaser.

(d) Purchaser Stock. The shares of Stock Consideration to be issued to Seller pursuant to this Agreement are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all encumbrances, except for any encumbrances created by Seller and encumbrances resulting from restrictions on transferability imposed by Securities Laws. Upon delivery to Seller of the certificates evidencing the Stock Consideration, Seller shall acquire valid title to the Stock Consideration.

Purchaser does hereby agree to, and shall immediately upon demand, indemnify and hold harmless the Seller from, against and in respect of any and all losses, damages, liabilities, penalties, interest, costs, expenses or other deficiencies, including, without limitation, attorneys’ fees and costs, suffered or incurred by Seller by reason of, or arising out of any misrepresentation, breach of representation or warranty or non-fulfillment of any agreement, covenant or representation on the part of Purchaser under this Agreement. The right to indemnification, payment of damages or other remedy based on the foregoing will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) after the execution and delivery of this Agreement or the Effective Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or obligation of Purchaser.

11.      Additional Covenants of the Parties.   In consideration of the transactions described herein, the parties hereto agree to the following:

(a) Registration Rights Agreement. Seller and Purchaser shall execute a registration rights agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

(b) Expenses. Each party shall pay its own expenses incurred in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser shall reimburse Seller in an aggregate amount not to exceed $5,000 for Seller’s out-of-pocket expenses incurred for legal and other professional advice in connection with the transaction contemplated by this Agreement. Purchaser shall make such reimbursement within fifteen (15) days after Seller’s submission of reasonable supporting documentation for such expenses.

12.      Documents to Be Delivered by Purchaser.   Purchaser shall deliver or cause to be delivered to Seller the following:

(a) A duly executed Registration Rights Agreement in the form attached hereto as Exhibit A; and

(b) The Closing Stock Consideration.

13.      Documents to Be Delivered by Seller.   Seller shall deliver or cause to be delivered to Purchaser the following:

(a) A duly Registration Rights Agreement in the form attached hereto as Exhibit A; and

(b) Stock certificate(s) representing all of the Shares, which certificate(s) shall be duly endorsed in blank or accompanied by appropriate stock transfer powers duly executed in blank, together with any other documents necessary to transfer the Shares to Purchaser.

14.      Survival of Representations and Warranties.   The statements, representations, warranties, covenants, agreements and indemnities of the parties hereto as contained in this Agreement and in any certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the closing and shall not terminate.

15.      Mutual Cooperation.   Purchaser and Seller agree to work together and cooperate to the extent reasonably necessary so as to facilitate closing on the transactions contemplated by this Agreement. Further, subsequent to closing, Purchaser and Seller, at the request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by this Agreement and to carry out the purpose and intent of this Agreement

16.      Notices.   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail or nationally recognized overnight courier, telecopied to the intended recipient at the facsimile number set forth below, or sent to the recipient by reputable express courier service and addressed to the intended recipient as set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been duly given and received when delivered.

     If to Purchaser, to:

Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428
Attn: Ryan Urness, General Counsel
Fax: (763)504-1107

     With a copy to:

Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, Minnesota 55402
Attn: Scott J. Dongoske, Esq.
Fax: (612) 604-6800

     If to Seller:

Michael A. Bell
1028 9th Street
Manhatten Beach, CA 90266
Fax: (310) 318-9071

     With a copy to:

Robin C. Gilden
Reish Luftman Reicher & Cohen
11755 Wilshire Blvd., 10th Floor
Los Angeles, CA 90025
Fax: (310) 388-4627

17.      Specific Performance.   Seller agrees that breach of this Agreement by Seller will cause Purchaser irreparable harm for which there is no adequate remedy of law and, without limiting whatever other rights and remedies Purchaser may have under this Agreement, Purchaser is entitled to the remedy of specific performance to enforce this Agreement and Seller consents to the issuance of an order by a court of competent jurisdiction requiring the specific performance of this Agreement by Seller.

18.      Entire Agreement.   This Agreement expresses the whole agreement between the parties with respect to the transactions contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

19.      Counterparts; Facsimile Signatures.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures which, for all purposes, shall be accepted as original signatures by the parties.

20.      Changes.   Any and all agreements by the parties hereto to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the parties to such agreement, even though such agreements may lack legal consideration, provided such agreements are in writing and executed by the party against whom enforcement is sought.

21.      Governing Law; Jurisdiction.   This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Any legal proceeding related to this agreement shall be brought in an appropriate court in Hennepin County, Minnesota. If any action at law or in equity is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party attorneys’ fees, costs and expenses (including, without limitation, expert witness fees) in addition to any other relief to which it may be entitled

22.      Construction.   Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

23.      Waiver.   No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

24.      Severability.   In the event any part of this Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

25.      Titles and Sub-Titles.   The titles of the paragraphs and subparagraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the expressed terms and provisions of this Agreement.

26.      Successor and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

27.      Preparation of Agreement.   Winthrop & Weinstine, P.A. has drafted this Agreement at the request of Purchaser. By signing this Agreement, Seller acknowledges that he has been advised that Winthrop & Weinstine, P.A. is not representing him individually in this transaction. Seller further acknowledges that he has been encouraged to seek separate counsel, and that Seller has in fact received or has had the opportunity to receive separate counsel.

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[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date and year first above written.

PURCHASER: NAVARRE CORPORATION
By:	/s/ JAMES G. GILBERTSON
James G. Gilbertson
Chief Financial Officer

SELLER:
/s/ MICHAEL A. BELL
Michael A. Bell

As to the effectiveness of the termination of the Buy and Sell Agreement set forth in Section 1 of this Agreement:

ENCORE SOFTWARE, INC.
By:	/s/ JAMES G. GILBERTSON
James G. Gilbertson
Chief Administrative Officer

EXHIBIT A

Registration Rights Agreement

(Attached)